Exhibit 5.3

Attorneys at Law Offices in Honolulu and Kona

Honolulu Office: 737 Bishop Street, Suite 2400, Honolulu, Hawaii 96813 / Tel. (808) 521-0400 / Fax (808) 521-0497

September 13, 2012

Tesoro Corporation

19100 Ridgewood Parkway

San Antonio, Texas 78259

Ladies and Gentlemen:

We have acted as special Hawaii counsel for Smiley’s Super Service, Inc., a Hawaii corporation, and Tesoro Hawaii, LLC, a Hawaii limited liability company (each, a “Hawaii Guarantor” and collectively, “Hawaii Guarantors”), in connection with the preparation and filing by Tesoro Corporation and certain subsidiary guarantors of Tesoro Corporation including each of the Hawaii Guarantors, of a Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission on September 13, 2012 (“Registration Statement”) relating to the proposed issuance by Tesoro Corporation of senior notes due 2017 and senior notes due 2022 (collectively, “Senior Notes”) and related guarantees.

The Senior Notes will be issued pursuant to an Indenture among Tesoro Corporation, certain subsidiary guarantors of Tesoro Corporation including each of the Hawaii Guarantors, and U.S. Bank National Association, as Trustee (“Trustee”) (“Indenture”). Each of the Hawaii Guarantors will guaranty the Indenture by executing the Indenture as guarantors (“Guarantee”).

In connection with the foregoing, we have examined copies of (a) Smiley’s Super Service, Inc.’s Amended and Restated Articles of Incorporation executed as of January 1, 2009 (“Amended and Restated Articles of Incorporation”) and Amended and Restated Bylaws of Smiley’s Super Service, Inc. (“Amended and Restated Bylaws”) effective as of January 1, 2009, resolutions adopted by the Board of Directors of Smiley’s Super Service, Inc. on September 10, 2012 by unanimous written consent, a Secretary’s Certificate dated September 13, 2012, and a Certificate of Good Standing for Smiley’s Super Service, Inc., issued by the State of Hawaii, Department of Commerce and Consumer Affairs (“DCCA”) on September 10, 2012, and (b) Tesoro Hawaii, LLC’s Articles of Organization for Limited Liability Company filed on July 18, 2012 (“Articles of Organization”) and Operating Agreement of Tesoro Hawaii, LLC (“Operating Agreement”) executed as of July 18, 2012, resolutions adopted by the Managers Committee on September 10, 2012 by unanimous written consent, a Secretary’s Certificate dated September 13, 2012, and a Certificate of Good Standing for Tesoro Hawaii, LLC issued by the DCCA on September 10, 2012, for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates and other documents of the Hawaii Guarantors and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and

Tesoro Hawaii Corporation

Smiley’s Super Service, Inc.

September 13, 2012

the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the due authorization, execution and delivery by the parties thereto of all documents examined by us, and the legal capacity of each individual who signed any of those documents. We have rendered our opinion based solely upon the actual knowledge of the attorneys of the firm who have been directly involved in representing the Hawaii Guarantors.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

(i) Tesoro Hawaii, LLC has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Hawaii;

(ii) Smiley’s Super Service, Inc. has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Hawaii;

(iii) the Guarantee set forth in the Indenture has been duly authorized by each of the Hawaii Guarantors;

(iv) Tesoro Hawaii, LLC has full power and authority to enter into the Guarantee set forth in the Indenture;

(v) Smiley’s Super Service, Inc. has full corporate power and authority to enter into the Guarantee set forth in the Indenture;

(vi) the Indenture (with respect to the Guarantee only) will be (A) duly executed by Tesoro Hawaii, LLC when signed by an officer of Tesoro Hawaii, LLC designated in the resolutions of the Managers Committee of Tesoro Hawaii, LLC relating thereto, and (B) duly delivered by Tesoro Hawaii, LLC when duly executed by Tesoro Hawaii, LLC and delivered to the Trustee;

(vii) the Indenture (with respect to the Guarantee only) will be (A) duly executed by Smiley’s Super Service, Inc. when signed by an officer of Smiley’s Super Service, Inc. designated in resolutions of the Board of Directors of Smiley’s Super Service, Inc. relating thereto, and (B) duly delivered by Smiley’s Super Service, Inc. when duly executed by Smiley’s Super Service, Inc. and delivered to the Trustee;

(viii) to our actual knowledge, no consent, approval, authorization or order of any governmental agency or body of the State of Hawaii generally applicable to Hawaii limited liability companies or Hawaii corporations is required of either Hawaii Guarantor for the consummation of the Guarantee contemplated by the Indenture;

(ix) to our actual knowledge, no consent, approval, authorization or order of any court of the State of Hawaii is required of either Hawaii Guarantor for the consummation of the Guarantee contemplated by the Indenture;

Tesoro Hawaii Corporation

Smiley’s Super Service, Inc.

September 13, 2012

(x) the execution and delivery of the Indenture (with respect to the Guarantee only) by the Hawaii Guarantors will not violate Smiley’s Super Service, Inc.’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and will not violate Tesoro Hawaii, LLC’s Articles of Organization and Operating Agreement; and

(xi) to our actual knowledge, the execution and delivery of the Guarantee by the Hawaii Guarantors will not violate any laws of the State of Hawaii or rules or regulations thereunder.

QUALIFICATIONS

The foregoing opinion is subject to the following qualifications and limitations:

1. This opinion is given as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

2. Although certain members of our firm are admitted to practice in states other than the State of Hawaii, we have not examined the laws of any state other than the State of Hawaii, nor have we consulted with members of our firm who are admitted in other jurisdictions with respect to the laws of such jurisdictions. Accordingly, although certain members of our firm are qualified to practice law in states other than the State of Hawaii, the foregoing opinions apply only with respect to the laws of the State of Hawaii and we express no opinion with respect to the laws of any other jurisdiction. The opinions expressed in this letter are based upon the law in effect on the date hereof, and we assume no obligation to revise or supplement this letter should such law be changed by legislative action, judicial decision, or otherwise. Except as expressly stated in this letter, no opinions are offered or implied as to any matter, and no inference may be drawn beyond the strict scope of this letter.

3. The opinion is limited by the general principles of equity and the effect of court decisions invoking principles of equity, and by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws of general applicability.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. Simpson Thacher & Bartlett LLP may rely upon this opinion in connection with the Registration Statement and related transactions.

Sincerely,

Rush Moore LLP

/s/ Rush Moore LLP